July 9, 2013

AF Ocean Investment Management Company

501 Madison Ave., 14th Floor

New York, New York 10022

Attention:  Board of Directors

Ladies and Gentlemen:

Please be advised that I hereby resign from my position as Director of AF Ocean Investment Management Company (the “Company”), effective at 5:00 p.m., Monday, July 8, 2013.

Due to the constraints of personal and business commitments, I believe it in the best interest of the Company to find a replacement that can devote the time necessary to further the goals of the Company.

This resignation is not the result of a disagreement with management regarding the operations, policies or practices of the Company.

Sincerely,

/s/Gary Macleod

Gary Macleod

501 Madison Ave, 14th Floor New York, NY 10022 212-729-4951	6371 Business Blvd., Suite 200 Sarasota, FL 34240 941-907-8181